EXHIBIT 99.1

Contacts:
URS Corporation Sam Ramraj Vice President, Investor Relations (415) 774-2700	Sard Verbinnen & Co Jamie Tully/Delia Cannan (212) 687-8080

URS CORPORATION ANNOUNCES PRELIMINARY RESULTS FOR FISCAL 2013 AND PRELIMINARY 2014 OUTLOOK

Company Now Expects Fiscal 2013 Earnings Per Share to be Between $3.20 and $3.30

Expects Operating Cash Flow of Approximately $600 Million in Fiscal 2013,
And Between $725 and $775 Million in 2014

Accelerates Return of Capital to Stockholders

To Host Conference Call at 8:30 AM (EST) on Thursday, February 13

SAN FRANCISCO, CA – February 12, 2014 – URS Corporation (NYSE: URS) today announced preliminary financial results for fiscal 2013 ended January 3, 2014.  The Company expects fiscal 2013 revenues to be approximately $11.0 billion.  Fully diluted earnings per share are expected to be between $3.20 and $3.30.  Cash flow from Operations for 2013 is expected to be approximately $600 million, and Cash EPS, a non-GAAP measure, is expected to be between $4.16 and $4.26, on a fully diluted basis.  A reconciliation of Cash EPS to GAAP EPS for fiscal year 2013 is attached to this release and available on the investor relations page of URS’ website at www.urs.com.  The 2013 fiscal year results are preliminary and are unaudited.

The Company’s backlog as of January 3, 2014 is expected to be approximately $11.3 billion, compared to $13.3 billion on December 28, 2012, the last day of the Company’s 2012 fiscal year.  URS’ year-end fiscal 2013 book of business is expected to be approximately $22.8 billion, compared to $24.9 billion as of December 28, 2012.

Martin M. Koffel, Chairman and Chief Executive Officer, stated:  “We are extremely disappointed with the Company’s fourth quarter financial performance, which fell significantly short of our expectations.  Execution issues in our new Oil & Gas Division, which were identified during a review of the fourth quarter of 2013, led to a significant deterioration in project earnings.  We also experienced project delays caused, in part, by the residual effects of lower than expected natural gas prices and pipeline capacity.  These issues adversely impacted Q4 operating income in Oil & Gas by approximately $40 million.”

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Koffel continued:  “Notwithstanding these unanticipated operational shortcomings, revenues for our Oil & Gas Division were $2.2 billion, in line with our expectations, and the business is well positioned for the future.  It has a strong franchise, an outstanding customer base and relationships, and a dedicated and talented workforce in Canada and the U.S.”

In addition, the Company’s income tax expense for the year will be approximately $15 million higher than expected due to the performance of the Oil & Gas Division and certain international operations.  Also, the increase in the value of the U.S. dollar relative to the Canadian dollar created approximately $4 million of foreign currency losses on intercompany notes that affected financial results for the fourth quarter.  Finally, the results were negatively influenced by recent events that required the Company to reduce the carrying value of two assets by a total of $15 million.  One asset is real property the Company is holding for sale and a change in a zoning ordinance applicable to the property reduced its marketable value.  The other asset was an exclusive technology license held by the Company.  The value of this asset was lost when the licensor filed for bankruptcy protection and thereafter rejected the Company’s exclusive license as part of a plan of reorganization.

Organizational Changes

The Company already has taken a number of corrective actions, including more closely aligning the Energy & Construction and the Oil & Gas Divisions.  Effective immediately, Wayne S. Shaw, President of Oil & Gas, will report to George L. Nash, the President of the Energy & Construction Division.  Both of these divisions are construction intensive, and aligning them more closely will promote the standardization of work practices, enhance focus on project execution, and increase collaboration on new business pursuits.  It also will enhance the sharing of project resources, particularly the Energy & Construction Division’s large project management skills, enabling the Company to pursue larger and more technically complex projects.

URS also noted that W. J. (Bill) Lingard, the former President and Chief Executive Officer of Flint Energy Services Ltd., which URS acquired in May 2012, has resigned his position as URS’ President and Chief Operating Officer, effective February 10, 2014.

Preliminary Fiscal 2014 Outlook

Commenting on the Company’s outlook, Mr. Koffel said:  “URS is well positioned across all of our markets and we are optimistic about our long-term prospects and our continued ability to generate substantial free cash flow.  Trends in our industrial, infrastructure and power markets for 2014 are positive.  In the federal market, we expect the impact of sequestration to continue, and we also will have a difficult year-over-year comparison (2014 to 2013) due to the wind down of our highly successful work on the DoD’s chemical weapons demilitarization (Chem Demil) program.  In 2014, we expect revenues from this program to decrease by approximately $355 million and operating income to decrease by approximately $125 million.  However, due to the diversity of our federal business, we have confidence in its future growth prospects.”

Based on its preliminary plan, URS expects that fiscal 2014 consolidated revenues will be between $10.8 billion and $11.2 billion.  The Company expects fiscal 2014 EPS will be between $3.20 and $3.50 and Cash EPS for fiscal 2014 will be between $4.13 and $4.43, on a fully diluted basis.  In addition, URS expects that 2014 operating cash flow will be between $725 million and $775 million.  Accordingly, the Company is accelerating its previously announced plan to return a total of at least $500 million to stockholders through stock repurchases and dividends by the end of 2015.  URS now expects to spend approximately $350 million for stock repurchases in 2014.  A reconciliation of Cash EPS to GAAP EPS for the fiscal year 2014 preliminary plan is attached to this release and available on the investor relations page of URS’ website at www.urs.com.

To accommodate the accelerated stock repurchase plan, the Company’s Board of Directors approved a modification of the stock repurchase program to allow for the repurchase of up to 12 million shares of the Company’s common stock during the 2014 fiscal year.

Call Information

URS will host a call at 8:30 a.m. (EST) on February 13, 2014 to discuss its preliminary fiscal 2013 results.  A live webcast will be available at http://investors.urs.com.  URS will announce its full fourth quarter and fiscal 2013 results after the market close on Monday, March 3, 2014, and will hold its usual call to discuss the full results at 5:00 p.m. (EST) that day. A live webcast of that call also will be available at http://investors.urs.com.

URS Corporation (NYSE: URS) is a leading provider of engineering, construction, and technical services for public agencies and private sector companies around the world.  The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; information technology; and decommissioning and closure services.  URS provides services for federal, oil and gas, infrastructure, power, and industrial projects and programs.  Headquartered in San Francisco, URS Corporation has more than 50,000 employees in a network of offices in nearly 50 countries (www.urs.com).

TABLES TO FOLLOW

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Statements contained in this earnings release that are not historical facts may constitute forward-looking statements, including statements relating to future revenues, net income and earnings per share, future backlog and book of business, future effects of the October 2013 federal government shutdown, federal budget and sequestration, future weather-related delays, future capital allocation priorities including dividend payments, share repurchases, debt pay downs, acquisitions and organic growth opportunities, the future impact of our goodwill restatement and the amounts we estimate will be reflected in our restated financial statements and the periodic reports that we expect to amend, and other future business, economic and industry trends and conditions.  We believe that our expectations are reasonable and are based on reasonable assumptions; however, we caution against relying on any of our forward-looking statements as such forward-looking statements by their nature involve risks and uncertainties.  A variety of factors, including but not limited to the following, could cause our business and financial results, as well as the timing of events, to differ materially from those expressed or implied in our forward-looking statements:  declines in the economy or client spending; federal sequestration and budget issues; failure to raise the federal debt ceiling; unusually severe weather conditions; changes in our book of business; our compliance with government regulations; integration of acquisitions; employee, agent or partner misconduct; our ability to procure government contracts; liabilities for pending and future litigation; environmental liabilities; changes in oil, natural gas and other commodity prices; availability of bonding and insurance; our reliance on government appropriations; unilateral termination provisions in government contracts; impairment of our goodwill; our ability to make accurate estimates and assumptions; our accounting policies; workforce utilization; our and our partners’ ability to bid on, win, perform and renew contracts and projects; our dependence on partners, subcontractors and suppliers; customer payment defaults; our ability to recover on claims; impact of target and fixed-priced contracts on earnings; the inherent dangers at our project sites; the impact of changes in laws and regulations; nuclear indemnifications and insurance; misstatements in expert reports; a decline in defense spending; industry competition; our ability to attract and retain key individuals; retirement plan obligations; our leveraged position and the ability to service our debt; restrictive covenants in finance arrangements; risks associated with international operations; business activities in high security risk countries; information technology risks; natural and man-made disaster risks; our relationships with labor unions; our ability to protect our intellectual property rights; anti-takeover risks and other factors discussed more fully in our Form 10-Q for the period ended September 27, 2013, as well as in other reports subsequently filed from time to time with the United States Securities and Exchange Commission.  The forward-looking statements represent our current intentions as of the date on which they were made and we assume no obligation to revise or update any forward-looking statements.

URS CORPORATION AND SUBSIDIARIES
RECONCILIATION SCHEDULES OF PRELIMINARY GAAP DILUTED EPS TO PRELIMINARY CASH EPS

Preliminary cash EPS in the table below are not computed in accordance with generally accepted accounting principles (“GAAP”). Cash EPS is useful to us, and may be useful to investors, because it permits a comparison of the actual or expected performance of our ongoing business.  Cash EPS should not be used as substitutes for diluted EPS in conformity with GAAP, or as a GAAP measure of profitability.

Below are the reconciliations of preliminary Cash EPS to preliminary GAAP diluted EPS for the year ended January 3, 2014 and for the guidance range for fiscal year ending on January 2, 2015.

	Fiscal Year Ended January 3, 2014		Fiscal Year Ending on January 2, 2015
	Lower Range	Upper Range	Lower Range	Upper Range

Preliminary cash EPS	$4.16	$4.26	$4.13	$4.43
Intangible amortization expense, net of tax (1)	(0.96)	(0.96)	(0.93)	(0.93)
Preliminary diluted EPS	$3.20	$3.30	$3.20	$3.50

(1)	Amounts are net of tax effects of $0.47 and $0.46 for the year ended January 3, 2014 and for the year ending January 2, 2015, respectively.

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